Exhibit 10.19

FIRST AMENDMENT TO THE
ELECTRONIC CIGARETTE DISTRIBUTION AGREEMENT

This First Amendment to the Electronic Cigarette Distribution Agreement (the “Amendment”) is entered into this 15th day of May 2014, by and between Intrepid Brands, LLC, a Delaware limited liability company (“Intrepid”), and VMR Products, LLC (d/b/a V2Cigs), a Florida limited liability company (“VMR”), (each a “Party” and collectively Intrepid and VMR may be referred to as the “Parties”).

RECITALS

WHEREAS, Intrepid and VMR entered into a certain Electronic Cigarette Distribution Agreement dated October 15, 2013 (the “Agreement”);

WHEREAS, the Parties now wish to amend certain terms and provisions of the Agreement, as set forth in this Amendment; and

WHEREAS, the Parties intend to have the terms of this Amendment prevail over any terms in the Agreement that are inconsistent, or in conflict, with the terms of this Amendment.

NOW, THEREFORE, in consideration of the mutual premises and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do agree as follows:

AMENDMENT

1.     Incorporation Clause. The above recitals are incorporated herein and made an integral part of the Amendment.

2.     Definitions. Section A of the Agreement is amended and/or restated to include the following definitions:

a.     “Nicotine Products” means any bottled for consumer purchase US-sourced liquid or consumable containing nicotine at a variety of levels.

b.     “Nicotine Vapor Products” means Nicotine Vaporizers, Nicotine Products, and accessories reasonably related to and to be used in conjunction with Nicotine Vaporizers and Nicotine Products.

c.     “Nicotine Vaporizer” means any Open System electronic device that delivers tobacco-derived ingredients to the consumer via vapor.

d.     “Open System” means tank or cartridge based products which are designed to be refillable by the consumer.

e.     “V2 Pro-branded Nicotine Vapor Products” means a Nicotine Vaporizer carrying the V2 Pro Trademark.

f.     “V2 Product Prices” means VMR’s price to Intrepid for the V2 Products. The V2 Product Prices shall be (i) FOB Intrepid-Designated Warehouse, and (ii) equal to the sum of the VMR Delivered COGS and the VMR Gross Margin as set forth on Appendix A (for V2 Products other than V2 Pro-branded Nicotine Products) or as provided under VMR Sale Price to Intrepid in Appendix A-1 (for V2 Pro-branded Nicotine Vapor Products). The Parties shall create an Addendum in relation to any amendment of V2 Product Prices or the negotiated price of any V2 Product not subject to this Agreement on the Effective Date. With regard to any product not subject to this Agreement on the Effective Date, the Addendum shall also set forth all information needed to complete Appendix A or Appendix A-1, as applicable, and Appendix B for V2 Products other than V2 Pro-branded Nicotine Vapor Products, as reasonably agreed by the Parties. The V2 Product Prices are inclusive and no additional charges, including for shipping, taxes, labeling, duties, storage and insurance shall be charged to Intrepid.

g.     “VMR VapeWorld VaporNation Margin” means the difference between VMR’s Wholesale Internet List Price to VapeWorld.com or VaporNation.com and VMR Landed COGS as defined on the Appendix A-1 attached to this Amendment.

3.     Grounds for Termination. Section C.2.a of the Agreement is amended and restated in its entirety to read as follows:

a.     Grounds for Termination – VMR shall have the right to terminate this Agreement upon the occurrence of any of the following events:

i.     Minimum Order Requirements. VMR shall have the right to terminate this Agreement upon the failure of Intrepid to order a minimum of $20,000,000 worth of V2 Products, based on VMR’s invoice price therefor, during 2014 and for each calendar year during the term of this Agreement; provided, however, that upon the satisfaction of both of the following conditions precedent, the annual minimum order amount for 2014 and all years thereafter shall be reduced to $10,000,000:

A.    Intrepid shall order no less than $10,000,000 worth of V2 Products, based on VMR’s invoice price therefor, in 2014 and pay for them as provided in subsections ii and iii below;

B.    Of the $10,000,000 worth of V2 Products described in subsection i above, Intrepid shall order that amount of V2 Products prior to June 30, 2014, that will result in payments, net of the applicable discounts, to VMR of (A) at least $1,500,000 on or before May 31, 2014, and (B) total payments to VMR under this subsection of at least $3,000,000 on or before June 30, 2014. Such order or orders shall be either (X) based on a 50% deposit on the amounts ordered, with a 5% discount on other than V2 Pro-branded Nicotine Vapor Products, or (Y) based on 100% payment on the amounts ordered, with a 10% discount on other than V2 Pro-branded Nicotine Vapor Products, at Intrepid’s option. The Parties agree that the dates for delivery of V2 Products subject to this subsection ii shall be mutually agreed to by the Parties, but the entire delivery of such V2 Products shall be delivered by November 15,2014 with no more than 25% of the total V2 Products ordered to be delivered to Intrepid in November 2014. Intrepid agrees to make the final payment for those orders subject to this subsection ii (a) within 15 days of the requested delivery date on the associated Purchase Order, or (b) within 15 days of the delivery of V2 Products subject to that Purchase Order, whichever is later.

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C.    On or before November 15, 2014, Intrepid shall have cumulatively ordered at least $10,000,000 worth of V2 Products, based on VMR’s invoice price therefor. Notwithstanding the provisions of Appendix C to the contrary, the deposit on the final 2014 order shall be due on or before December 5, 2014, and payment in full for that order shall be due 90 days from December 5, 2014. The order limitation of Section B.12 shall not apply to the final order of 2014.

If Intrepid fails to satisfy its obligation under this Section C.2.a, VMR shall have the right to terminate this Agreement by delivery to Intrepid of a written notice of termination no later than 30 days after the end of the calendar year in which such failure occurs. Any such termination notice shall also clearly state which course of action VMR intends to take under Section C.2.b.i., below, with respect to such termination. Failure to provide such a notice of termination by said date shall be deemed a waiver by VMR of the specific failure to meet the requirements of this subsection and shall constitute a termination of any further obligation on the part of Intrepid with respect to this subsection.

ii.     Material Breach. The following are Material Breaches under which VMR shall have the right to terminate this Agreement:

A.     Intrepid’s Failure to Pay - Should Intrepid fail to make any payment to VMR for the V2 Products within seven (7) Days after the date on which payment is due, VMR shall within the next forty-five (45) Days provide written notice to Intrepid regarding such failure. Intrepid shall then have seven (7) Days from the date on which Intrepid receives any such notice in which to cure such payment default and if it fails to cure such payment default within such seven (7) Day period, VMR shall have the right to terminate this Agreement; provided, however, that if as of the date upon which Intrepid fails to pay in a timely fashion it has within the past 12-month period from that date failed three other times to make a payment to VMR in a timely fashion, the current such failure may not be cured and VMR shall have the right to immediately terminate this Agreement upon Intrepid’s failure to make the payment within seven (7) Days after the date on which payment is due. Upon delivery by VMR of any such written notice of failure to Intrepid, VMR may suspend its performance under this Agreement until such time as the failure is cured.

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B.     Bankruptcy of Intrepid – Should Intrepid have an involuntary proceeding in bankruptcy filed against it, which proceeding is not dismissed within sixty (60) Days of its filing, or seek protection by filing for bankruptcy, VMR shall have the right to terminate this Agreement.

C.     Other Breaches – In the event of any other breach by Intrepid of its obligations under this Agreement, VMR shall within the next thirty (30) Days provide Intrepid written notice of such breach. Upon receipt of any such notice, Intrepid shall have forty-five (45) Days in which either to cure such breach or, if it cannot be cured within that period, to so notify VMR, provide VMR with a plan reasonably acceptable to VMR for curing such breach as expeditiously as reasonably possible, and proceed to effectuate such cure. Failure by Intrepid to effectuate such a cure shall cause the underlying breach to become a Material Breach and give VMR a right to terminate this Agreement immediately upon such failure to cure.

In order to terminate in the case of a Material Breach, VMR must provide written notice to Intrepid of its intent to terminate within thirty (30) Days of the date upon which the Material Breach termination right accrues. Any such termination notice shall also clearly state which course of action VMR intends to take under Section C.2.b.ii, below, with respect to such termination. Failure to provide such notice termination by the date required shall constitute a waiver by VMR of its termination rights hereunder with respect to that particular Material Breach.

4.     VMR OEM Excluded Businesses. Section B.2.c. of the Agreement is amended and restated to read as follows:

a.     OEM Business- VMR shall refrain from supplying, selling, sourcing on behalf of or otherwise providing Electronic Cigarettes to VMR OEM Excluded Businesses. Notwithstanding the foregoing, VMR shall be permitted to enter into a joint venture for the manufacturing of Nicotine Products and shall be permitted to bottle, cap, package, bag, fill, supply, or sell to VMR OEM Excluded Businesses such Nicotine Products.

5.     Consumer Marketing. The following sentence is added to the end of B.2.f:

VMR agrees to execute quarterly V2 Product coupon drops to its entire database of consumers (to the extent legally permitted) with a coupon value of not less than $0.75 and promoting retail availability of V2 Products, beginning in the second quarter of 2014.

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6.     Inventory of V2 Pro-branded Nicotine Vaporizers. Section B.2 is amended to include the following provision:

1)     Inventory of V2 Pro-branded Nicotine Vaporizers – Shall use commercially reasonably best efforts to maintain in inventory at any given time on behalf of Intrepid the following V2 Pro-branded Nicotine Vaporizers: (i) 5,000 units of V2 Pro Series 3 Nicotine Vaporizers; (ii) 500 units of V2 Pro Series 5 Nicotine Vaporizers; and (iii) 500 units of V2 Pro Series 7 Nicotine Vaporizers.

7.     V2 Product Orders, Fulfillment & Payment. Section B.l2 of the Agreement is amended and restated as follows:

Intrepid shall issue Purchase Orders (the terms and conditions of which, to the extent that they are in addition to or different from the terms set forth in this Agreement, shall not control) and shall pay for the V2 Products pursuant to the Product Order & Payment Process, with which VMR shall also comply. VMR shall fulfill Intrepid’s Purchase Orders for V2 Products on or before the Product Delivery Date. All risk of loss or damage arising during transportation and delivery shall lie solely with VMR, with the risk of loss transferring to Intrepid only upon its receipt of the products. Any orders for delivery during January through March of any year must be received by December 1 of the prior year. No Purchase Orders shall be submitted after January 1 of each year until February of that year for April or May delivery. Maximum orders shall be no more than 125% of the fourth month in the last forecast, except that for orders for delivery during Chinese New Year the maximum will be 250% of the total for the months of February and March in the most recent forecast. Intrepid agrees use commercially reasonable best efforts to implement monthly ordering based upon its inventory and forecasted demand.

8.     Nicotine Vapor Products. VMR shall design, develop, manufacture, and sell V2 Pro-branded Nicotine Vapor Products; provided, however, the pricing of and margins relating to V2 Pro-branded Nicotine Vapor Products shall be subject to Appendix A-1 attached hereto. For the avoidance of doubt, VMR appoints Intrepid as its exclusive distributor within the Bricks & Mortar Distribution Channel for V2 Pro-branded Nicotine Vapor Products.

9.     VapeWorld.com, VaporNation.com. The Parties agree that VMR shall have the right to sell V2 Pro-branded Nicotine Vapor Products to VapeWorld.com and VaporNation.com and shall pay Intrepid 50% of the VMR VapeWorld VaporNation Margin on such sales. Such payments by VMR to Intrepid shall be made within 15 days of the end of each month for all VMR sales of V2 Pro-branded Nicotine Vapor Products delivered by VMR to VapeWorld.com and VaporNation.com. VMR agrees that it shall prohibit VapeWorld.com and VaporNation.com from (a) reselling to any distributor that sells into the Bricks & Mortar Distribution Channel and (b) pricing the V2 Pro-branded Nicotine Vapor Products below the Intrepid Distributor Sale Price on Appendix A-1.

10.     GotVapes.net. Intrepid agrees to refrain from selling V2 Pro-branded Nicotine Vapor Products to Got Vapes.net for a period of (a) 12 months from the date of the first sale by VMR of V2 Pro-branded Nicotine Vapor Products to VapeWorld.com; or (b) November 15, 2015, which is earlier. VMR shall inform Intrepid in writing of the date of such first sale by VMR of V2 Pro-branded Nicotine Vapor Products to VapeWorld.com.

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11.     Zig-Zag Nicotine Vaporizers. VMR agrees to manufacture for Intrepid VMR-designed, Zig Zag-branded “Stealth” and “EGO” Nicotine Vaporizers at the discretion of Intrepid. In the event that Intrepid requests VMR to manufacture such Nicotine Vaporizers, pricing shall be as set forth on Appendix A-2.

12.     Advance Deposit & Payment in Appendix C. The advanced deposit and payment provisions in Paragraphs 5 and 6 of Appendix C of the Agreement are amended as follows:

a.     The following paragraph is added to the end of Paragraph 5:

At Intrepid’s option, it may choose to make an advance deposit on any order of V2 Products other than Nicotine Vapor Products of 50% of the total of the Purchase Order. On any such order, it shall be entitled to a discount of 5% on the total value of the Purchase Order. The 5% discount shall be applied to the final payment on the Purchase Order. No additional discount shall be earned for deposits in excess of 50% except as provided in Section C.2.a.i.B. Payment terms for all Nicotine Vapor Products under the Agreement are 45% on Purchase Order issuance.

b.     Paragraph 6 is amended and restated as follows:

Within 15 Days after delivery of the V2 Products, Intrepid shall pay to VMR the balance of the Purchase Order Amount, but not sooner than (a) 75 days after issuance of the Purchase Order for all Purchase Orders placed on or before the Intrepid V2 Product Inventory Date; and (b) 55 days after issuance of the Purchase Order for all Purchase Orders placed after the Intrepid V2 Product Inventory Date.

13.   Excluded Customers. The Excluded Customers provision in Paragraph 1 of Appendix D of the Agreement is amended and restated as follows:

The following VMR retail customers are reserved for VMR and shall be excluded from Intrepid’s Bricks & Mortar Distribution Charmel exclusivity rights:

Casablanca Vapor	920.933.7808	180 North National Ave	Fond Du Lac	WI
CRG LLC	321.708.0713	1153 Malabar Road	Palm Bay	FL
Fresno-Discount.com	559.477.6328	4049 E. Ashlan Ave.	Clovis	CA
Majic Vapor Shop	606.682.1878	590 Payne Trail	London	KY
Paradise Vapors	918.808.4945	3318 S National Avenue	Owasso	OK
Safe Smoke	410.984.8680	807 Lucabaugh Mill	Westminister	MD
Smoke Healthier	240.508.8636	7701 Delano Road	Clinton	MD
The Vapor Blues	606.309.6293	209-D Saint George St.	Richmond	KY
Vapor Max	606.435.2100	117 Corporate Drive	Hazard	KY
Vapor Pit Stop, LLC	606.379.5252	81 W HWY 80, STE C	Somerset	KY
Vapor Stix	859.623.7553	620 Big Hill Ave # 1	Richmond	KY
Nasa E-cigs	832.661.7163	194 Gulf Freeway south	League City	TX

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14.     Sales of V2 Products Not Distributed by Intrepid. Appendix D of the Agreement is amended to include the following:

4.     Sales of V2 Products Not Distributed by Intrepid - Effective June 1, 2014, in the event that a Bricks & Mortar Distributor requests from VMR V2 Products not distributed by Intrepid, VMR shall be permitted to sell the requested products in conformity with the following process:

a.     Prior to processing the order, VMR shall inform Intrepid of the details of the requested order by the Bricks & Mortar Distributor.

b.     At Intrepid’s discretion, Intrepid shall either (i) stock, carry, and service the requested order and all future orders; or (ii) authorize VMR to drop ship the requested order and all future orders until such time as Intrepid chooses to stock, carry, and service such orders.

c.     To the extent that VMR drop ships requested orders, it shall provide Intrepid a detailed reconciliation by customer and by SKU on a monthly basis. The margin on such authorized sales shall be split 50-50 by the Parties with the margin payment to be received by Intrepid reduced by any applicable cost of shipping such orders. The margin shall be defined as net sales minus landed COGS minus commissions to VMR sales force.

15.     New Appendices. New Appendices A-1 and A-2 are hereby added to the Agreement.

16.     Miscellaneous. Any terms contained in the Agreement that are not expressly amended, or altered, by the terms of this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed and delivered this First Amendment as of the date first above written.

VMR PRODUCTS, LLC		INTREPID BRANDS, LLC

By:	/s/ Jan A. Verleur	By:	/s/ Larry Wexler
Name: Jan A. Verleur		Name: Larry Wexler
Title: CEO		Title: CEO

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Appendix A-1

	Retail MSRP (a)	V2.com MSRP @ Launch	Intrepid Distributor Sell Price (b)	VMR KIOSK LIST	VMR INTERNET WHOSALE LIST PRICE	VMR SALE PRICE TO INTREPID	VMR LANDED COGS	VMR Margin %	Intrepid Payment Share of VapeWorld and VaporNation Margin (c)
Series 3 > Vaporizer Kit > Available - July 1 2014	**29.99**	**49.99**	**17.99**	**13.50**	**10.50**	**9.08**	**8.17**	**10.1%**	**1.17**
Base Kit Contents: Device, USB Charger, Liquid Cart, User Manual									
Liquid Cart > 1-Pack	8.59	8.59	5.15	4.00	3.20	2.67	2.27	15.1%	0.46
Liquid Cart > 2-Pack	14.99	14.99	9.15	7.99	6.39	4.78	4.06	15.1%	1.17
Loose Leaf Cart > 1-Pack Conduction (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert)	19.99	24.99	11.92	10.00	8.00	4.95	4.20	15.1%	1.90
Loose Leaf Cart > 2-Pack (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert)	37.99	44.99	22.79	19.99	15.99	9.33	7.92	15.1%	4.04
Essential Oil Cart > 1-Pack (w/ 1x cleaning pick, 1x instructions insert) - Launching August 1	19.99	24.99	9.98	10.00	8.00	4.38	3.72	15.1%	2.14
Essential Oil Cart > 2-Pack (w/ 1x cleaning pick, 1x instructions insert) - Launching August 1	37.99	44.99	18.98	19.99	15.99	8.19	6.95	15.1%	4.52
3 Series USB Charger	9.99	9.99	4.99	5.00	4.00	2.27	1.82	20.0%	1.09
V2 Pro USB Wall Adaptor (UL after Oct 1st)	9.99	9.99	4.99	5.00	4.00	4.05	3.24	20.0%	0.38
V2 Pro Cleaning Kit (1x cleaning brush, 1x cleaning pick, 1x tweasers, 1x funnel, 5x alcohol swabs)	9.99	9.99	4.99	5.00	4.00	3.02	2.42	20.0%	0.79
Series 3 Lanyard	19.99	24.99	10.00	10.00	8.00	4.50	3.60	20.0%	2.20
3-Series Carry Case (later 2014 release)	22.99	24.99	11.51	10.00	8.00	5.97	4.78	20.0%	1.61
Series 7 > Vaporizer Kit > Available - August 1	**149.99**	**149.99**	**75.10**	**45.00**	**40.00**	**37.15**	**29.72**	**20.0%**	**5.14**
Kit Contents: Device, USB Charger, Wall Adapter, Liquid Cart, Loose Leaf Conduction Cart, User Manual									
Liquid Cart > 1-Pack	12.99	12.99	6.49	6.50	5.20	4.43	3.76	15.1%	0.72
Liquid Cart > 2-Pack	24.99	24.99	12.49	12.99	10.39	8.09	6.87	15.1%	1.76
Loose Leaf Cart > 1-Pack Conduction (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert)	26.99	29.99	13.51	12.50	10.00	7.01	5.95	15.1%	2.02
Loose Leaf Cart > 2-Pack Conduction (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert)	51.99	54.99	25.98	24.99	19.99	13.25	11.25	15.1%	4.37
Loose Leaf Cart > 1-Pack > Convection (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert) - Later 2014 release	24.99	29.99	12.49	12.50	10.00	5.97	5.07	15.1%	2.46
Loose Leaf Cart > 2-Pack > Convection (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert) - Later 2014 release	48.99	54.99	24.51	24.99	19.99	11.17	9.48	15.1%	5.26
Essential Oil Cart > 1-Pack (w/ 1x cleaning pick, 1x instructions insert)	24.99	24.99	12.49	12.50	10.00	5.62	4.77	15.1%	2.61
Essential Oil Cart > 2-Pack (w/ 1x cleaning pick, 1x instructions insert)	44.99	44.99	22.48	24.99	19.99	10.47	8.89	15.1%	5.55
7 & 9 Series USB Charger	12.99	12.99	6.48	6.50	5.20	3.36	2.69	20.0%	1.25
V2 Pro USB Wall Adaptor (UL after Oct 1st)	9.99	9.99	4.99	5.00	4.00	4.05	3.24	20.0%	0.38
V2 Pro Cleaning Kit (1x cleaning brush, 1x cleaning pick, 1x tweasers, 1x funnel, 5x alcohol swabs)	9.99	9.99	4.99	5.00	4.00	3.02	2.42	20.0%	0.79
Series 7 Lanyard	26.99	29.99	13.51	12.50	10.00	7.07	5.65	20.0%	2.17
7-Series Carry Case (later 2014 release)	24.99	29.99	12.50	12.50	10.00	5.52	4.42	20.0%	2.79
Series 9 > Vaporizer Kit > Available - October 15	**249.99**	**249.99**	**124.92**	**90.00**	**80.00**	**61.79**	**49.43**	**20.0%**	**15.28**
Kit Contents: Device, USB Charger, Wall Adapter, Liquid Cart, Loose Leaf Advanced Cart, Essential Oil Cart, User Manual									
Liquid Cart > 1-Pack	12.99	12.99	6.49	6.50	5.20	4.58	3.89	15.1%	0.65
Liquid Cart > 2-Pack	24.99	24.99	12.53	12.99	10.39	8.05	6.83	15.1%	1.78
Loose Leaf Cart - Advanced 1-Pack (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert)	34.99	34.99	17.50	15.00	12.00	8.74	7.42	15.1%	2.29
Loose Leaf Cart - Advanced 2-Pack (w/ 1x cleaning brush, 1x cleaning pick, 1x instructions insert)	64.99	64.99	32.51	29.99	23.99	16.37	13.89	15.1%	5.05
Essential Oil Cart > 1-Pack (w/ 1x cleaning pick, 1x instructions insert)	24.99	24.99	12.48	12.50	10.00	6.31	5.36	15.1%	2.32
Essential Oil Cart > 2-Pack (w/ 1x cleaning pick, 1x instructions insert)	44.99	44.99	22.48	24.99	19.99	11.51	9.77	15.1%	5.11
7 & 9 Series USB Charger	12.99	12.99	6.48	6.50	5.20	3.36	2.69	20.0%	1.25
V2 Pro USB Wall Adaptor (UL after Oct 1st)	9.99	9.99	4.99	5.00	4.00	4.05	3.24	20.0%	0.38
V2 Pro Cleaning Kit (1x cleaning brush, 1x cleaning pick, 1x tweasers, 1x funnel, 5x alcohol swabs)	9.99	9.99	4.99	5.00	4.00	3.02	2.42	20.0%	0.79
Series 9 Lanyard	32.99	24.99	16.49	12.50	10.00	8.54	6.83	20.0%	1.58
9-Series Carry Case (later 2014 release)	29.99	29.99	14.99	15.00	12.00	5.52	4.42	20.0%	3.79
V2 Organic Vapes -1/2 Once Bag (14gm) - Launching Summer 2014									
V2 Organic Vapes 1 Once Bag (28gm)									
V2 Organic Vapes Sampler (3x 7 once bags)									

(a) VMR agrees that VapeWorld and VaporNation shall be prohibited from selling below this price at all times to its web consumers

(b) VMR agrees that VapeWorld and VaporNation shall be prohibited from selling below this price at all times to its retail customers and that VapeWorld and VaporNation shall be prohibited from selling to any distributors

(c) The Intrepid Payment Share of VapeWorld and VaporNation is calculated as ((VMR Internet Wholesale List Price less VMR Landed COGS)/2)

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Appendix A-1 05 27 14 to Ian v3
APPENDIX A-1 05 27 14 revised based on 5 27 14 VMR Call to Ian rev 3

APPENDIX A-2

	DELIVERED PRICE TO INTREPID	VMR LANDED COGS (a)	VMR MFG Margin	VMR MFG Margin %
ZIG-ZAG NICOTINE VAPORIZERS:

“Stealth” Vaporizer kit	$5.008	$4.508	$0.50	10.0%
Kit Contents: Device, Charger, Liquid Cart

Liquid Cart > 2-Pack	$2.803	$2.380	$0.42	15.1%
Gel/Wax Cart	$2.767	$2.350	$0.42	15.1%

(a) Raw COGS and Direct Labor including QC and Logistics which are capped at 7% of Raw COGS and Direct Labor

Future Zig-Zag Nicotine Vaporizer Products:	The Parties agree that the VMR MFG Margin % of Future Zig-Zag Nicotine Vaporizers shall be 15.1% except that Accessories and Products with an SRP greater than $99 shall be 20%